Exhibit 99.3

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,506	$162,118
Accounts receivable—Net of allowances of $4,218 and $4,224 for June 30, 2021 and December 31, 2020, respectively	81,817	74,107
Income taxes receivable	1,244	2,037
Deferred contract costs	12,681	11,917
Other current assets	33,524	31,586

Total current assets	187,772	281,765

SOFTWARE, EQUIPMENT, AND PROPERTY—Net	108,640	101,438
OPERATING LEASE ASSETS	41,859	—
INTANGIBLE ASSETS—Net	1,262,608	1,311,917
GOODWILL	1,466,884	1,466,884
DEFERRED FINANCING FEES, REVOLVER—Net	598	746
DEFERRED CONTRACT COSTS	15,986	14,389
EQUITY METHOD INVESTMENT	10,228	—
OTHER ASSETS	16,684	18,416

TOTAL	$3,111,259	$3,195,555

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,826	$13,164
Accrued expenses	58,393	52,987
Income taxes payable	4,293	5,129
Current portion of long-term debt	13,846	25,381
Current portion of long-term licensing agreement—Net	2,620	2,540
Operating lease liabilities	9,546	—
Deferred revenues	28,824	26,514
Interest rate swap derivatives	11,993	—

Total current liabilities	146,341	125,715

FIRST LIEN TERM LOAN—Net	1,299,774	1,292,597
DEFERRED INCOME TAXES—Net	311,280	322,348
LONG-TERM LICENSING AGREEMENT—Net	35,001	36,331
OPERATING LEASE LIABILITIES	41,338	—
OTHER LIABILITIES	11,711	32,770

Total liabilities	1,845,445	1,809,761

COMMITMENTS AND CONTINGENCIES (Notes 20 and 21)
MEZZANINE EQUITY:
Redeemable non-controlling interest	14,179	14,179
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par; 1,500,000 shares authorized; no shares issued and outstanding	—	—
Common stock—Series A, $0.001 par; 3,000,000 shares authorized; 1,450,978 shares issued and outstanding at June 30, 2021 and December 31, 2020	1	1
Common stock—Series B, $0.001 par; 500,000 shares authorized; 33,178 and 29,785 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	1,517,123	1,501,255
Accumulated deficit	(265,189)	(129,370)
Accumulated other comprehensive loss	(300)	(271)

Total stockholders’ equity	1,251,635	1,371,615

TOTAL	$3,111,259	$3,195,555

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES	$166,789	$150,716	$324,578	$309,924

COST OF REVENUES
Cost of revenues, exclusive of amortization of acquired technologies	38,932	43,408	76,945	91,795
Amortization of acquired technologies	6,580	6,574	13,160	13,149

Total cost of revenues	45,512	49,982	90,105	104,944

GROSS PROFIT	121,277	100,734	234,473	204,980

OPERATING EXPENSES:
Research and development	31,253	27,772	61,877	55,315
Selling and marketing	21,551	17,702	40,968	39,181
General and administrative	28,394	21,566	66,233	44,566
Amortization of intangible assets	18,078	18,078	36,155	36,155

Total operating expenses	99,276	85,118	205,233	175,217

OPERATING INCOME	22,001	15,616	29,240	29,763

INTEREST EXPENSE	(18,903)	(18,643)	(37,669)	(37,800)

GAIN (LOSS) ON CHANGE IN FAIR VALUE OF INTEREST RATE SWAPS	3,089	620	6,366	(20,527)

LOSS ON EARLY EXINGUISHMENT OF DEBT	—	—	—	(8,615)

OTHER INCOME—Net	4	115	91	255

PRETAX INCOME (LOSS)	6,191	(2,292)	(1,972)	(36,924)

INCOME TAX (PROVISION) BENEFIT	(2,375)	331	704	9,711

NET INCOME (LOSS) INCLUDING NON-CONTROLLING INTEREST	3,816	(1,961)	(1,268)	(27,213)
Less: net income (loss) attributable to non-controlling interest	—	—	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO CYPRESS HOLDINGS, INC.	$3,816	$(1,961)	$(1,268)	$(27,213)

Net income (loss) per share attributable to Class A and Class B common stockholders:
Basic	$2.57	$(1.32)	$(0.85)	$(18.39)
Diluted	$2.48	$(1.32)	$(0.85)	$(18.39)
Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:
Basic	1,484,156	1,480,262	1,483,634	1,479,918
Diluted	1,537,767	1,480,262	1,483,634	1,479,918

COMPREHENSIVE INCOME (LOSS):
Net income (loss) including non-controlling interest	3,816	(1,961)	(1,268)	(27,213)
Other comprehensive loss—Foreign currency translation adjustment	(36)	(1)	(29)	(18)

COMPREHENSIVE INCOME (LOSS) INCLUDING NON-CONTROLLING INTEREST	3,780	(1,962)	(1,297)	(27,231)
Less: comprehensive income (loss) attributable to non-controlling interest	—	—	—	—

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO CYPRESS HOLDINGS, INC.	$3,780	$(1,962)	$(1,297)	$(27,231)

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

(In thousands, except number of shares)

(Unaudited)

	Redeemable Non-Controlling Interest							Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
		Issued Preferred Stock		Issued Common Stock
				Series A		Series B
		Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value
BALANCE—December 31, 2020	14,179	—	$—	1,450,978	$1	29,785	$—	$1,501,255	$(129,370)	$(271)	$1,371,615
Issuance of Series B common stock	—	—	—	—	—	325	—	1,007	—	—	1,007
Stock-based compensation expense	—	—	—	—	—	2,595	—	11,838	—	—	11,838
Exercise of stock options—net of tax	—	—	—	—	—	473	—	444	—	—	444
Dividend to shareholders	—	—	—	—	—	—	—	—	(134,551)	—	(134,551)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	7	7
Net loss	—	—	—	—	—	—	—	—	(5,084)	—	(5,084)

BALANCE—March 31, 2021	14,179	—	—	1,450,978	1	33,178	—	1,514,544	(269,005)	(264)	1,245,276
Stock-based compensation expense	—	—	—	—	—	—	—	2,579	—	—	2,579
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(36)	(36)
Net income	—	—	—	—	—	—	—	—	3,816	—	3,816

BALANCE—June 30, 2021	$14,179	—	$—	1,450,978	$1	33,178	$—	$1,517,123	$(265,189)	$(300)	$1,251,635

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

(In thousands, except number of shares)

(Unaudited)

	Redeemable
	Non-Controlling	Issued Preferred Stock		Issued Common Stock					Retained	Accumulated
	Interest			Series A		Series B		Additional	Earnings	Other	Total
		Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Paid-In Capital	(Accumulated Deficit)	Comprehensive Loss	Stockholders’ Equity
BALANCE—December 31, 2019	—	—	$—	1,450,978	$1	27,967	$—	$1,491,753	$(112,494)	$(397)	$1,378,863
Issuance of non-controlling interest in subsidiary	14,179	—	—	—	—	—	—	—	—	—	—
Issuance of Series B common stock	—	—	—	—	—	1,000	—	1,560	—	—	1,560
Stock-based compensation expense	—	—	—	—	—	—	—	1,629	—	—	1,629
Exercise of stock options—net of tax	—	—	—	—	—	373	—	268	—	—	268
Repurchase and cancellation of Series B common stock	—	—	—	—	—	(55)	—	(86)	—	—	(86)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(17)	(17)
Net loss	—	—	—	—	—	—	—	—	(25,252)	—	(25,252)

BALANCE—March 31, 2020	14,179	—	—	1,450,978	1	29,285	—	1,495,124	(137,746)	(414)	1,356,965
Stock-based compensation expense	—	—	—	—	—	—	—	2,272	—	—	2,272
Exercise of stock options—net of tax	—	—	—	—	—	192	—	29	—	—	29
Repurchase and cancellation of Series B common stock	—	—	—	—	—	(83)	—	(127)	—	—	(127)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(1)	(1)
Net loss	—	—	—	—	—	—	—	—	(1,961)	—	(1,961)

BALANCE—June 30, 2020	$14,179	—	$—	1,450,978	$1	29,394	$—	$1,497,298	$(139,707)	$(415)	$1,357,177

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the Six Months Ended
	June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,268)	$(27,213)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of software, equipment, and property	10,472	8,543
Amortization of intangible assets	49,315	49,304
Deferred income taxes	(11,068)	(16,685)
Stock-based compensation	15,537	5,601
Amortization of deferred financing fees	2,321	2,146
Amortization of discount on debt	392	327
Change in fair value of interest rate swaps	(6,366)	20,527
Loss on early extinguishment of debt	—	8,615
Non-cash lease expense	3,667	—
Other	34	13
Changes in:
Accounts receivable—Net	(7,749)	(9,834)
Deferred contract costs	(765)	128
Other current assets	(1,937)	2,757
Deferred contract costs—Non-current	(1,597)	(941)
Other assets	1,699	(10,254)
Operating lease assets	3,410	—
Income taxes	(43)	7,256
Accounts payable	3,613	(115)
Accrued expenses	4,031	(17,324)
Operating lease liabilities	(3,900)	—
Deferred revenues	2,303	1,127
Other liabilities	(2,281)	(202)

Net cash provided by operating activities	59,820	23,776

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of software, equipment, and property	(13,158)	(12,512)
Purchase of equity method investment	(10,189)	—
Purchase of intangible asset	(49)	(560)

Net cash used in investing activities	(23,396)	(13,072)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of non-controlling interest in subsidiary	—	14,179
Principal payments on long-term debt	(6,923)	(381,923)
Proceeds from issuance of long-term debt, net of fees paid to lender	—	369,792
Proceeds from borrowings on revolving lines of credit	—	65,000
Repayment of borrowings on revolving lines of credit	—	(65,000)
Proceeds from issuance of Series B common stock	1,007	—
Payment of fees associated with early extinguishment of long-term debt	—	(29)
Proceeds from exercise of stock options	503	242
Repurchases of Series B common stock	—	(101)
Dividend to stockholders	(134,549)	—

Net cash used in financing activities	(139,962)	2,160

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(74)	(46)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(103,612)	12,818
CASH AND CASH EQUIVALENTS:
Beginning of period	162,118	93,201

End of period	$58,506	$106,019

NONCASH INVESTING AND FINANCING ACTIVITIES:
Unpaid liability related to software, equipment, and property	$5,752	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$35,020	$35,470

Cash received (paid) for income taxes—Net	$(10,409)	$283

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Basis of Presentation—The condensed consolidated balance sheet as of June 30, 2021 and December 31, 2020, the condensed consolidated statements of operations and comprehensive income (loss) for the three and six months ended June 30, 2021 and 2020, the condensed consolidated statements of mezzanine equity and stockholders’ equity for the three and six months ended June 30, 2021 and 2020, and the condensed consolidated statements of cash flows for the six months ended June 30, 2021 and 2020 have been prepared by the Company and have not been audited. In the opinion of management, all adjustments (which include only normal recurring adjustments except where disclosed) necessary for the fair presentation of the financial position, results of operation and cash flows have been made. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year.

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Proxy Statement/Prospectus filed on July 6, 2021 by Dragoneer Growth Opportunities Corp. (“Dragoneer”).

Company Formation—In April 2017, Cypress Holdings, Inc. (the “Company” or “Cypress Holdings”), a corporation organized by affiliates of Advent International Inc. (“Advent”), through its wholly owned subsidiaries, Cypress Holdings Intermediate Holdings I, Inc., Cypress Holdings Intermediate Holdings II, Inc., and Cypress Merger Sub, Inc. acquired all the outstanding shares and all other assets and liabilities related to the business of Jaguar Holdings Inc. (“Jaguar Holdings”) (the “Acquisition”). In connection with the Acquisition, Cypress Merger Sub, Inc., the surviving corporation, was renamed Cypress Intermediate Holdings III, Inc. (“Cypress Intermediate”). Subsequently, Cypress Intermediate and Jaguar Intermediate Holdings Inc. merged with and into CCC Information Services Inc., the operating company, with CCC Information Services Inc. continuing after the merger as the surviving corporation.

Effective June 1, 2021, the Company’s wholly-owned subsidiary changed its corporate name from CCC Information Services Inc. to CCC Intelligent Solutions Inc. (“CCC”).

On February 2, 2021, the Company entered into a merger agreement (the “Merger”) with Dragoneer, a Special Purpose Acquisition Company. The Merger with Dragoneer provided all holders of the Company’s common stock with common stock of the continuing public company, Dragoneer. The Merger was completed on July 30, 2021 (see Note 26).

Nature of Operations—The Company is headquartered in Chicago, Illinois. The Company’s primary operations are in the United States (“US”) and it also has operations in China.

The Company is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies, and applications for the property and casualty (“P&C”) insurance economy. Our cloud-based software as a service (“SaaS”) platform connects trading partners, facilitates commerce, and supports mission-critical, artificial intelligence enabled digital workflows. Our platform digitizes workflows and connects companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions, and others.

Risk and Uncertainties—In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus (“COVID-19”) to be a pandemic. The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other marketing events to virtual-only through the date the financial statements were issued. The COVID-19 pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time. COVID-19 and other similar outbreaks, epidemics or pandemics could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying condensed consolidated financial statements are prepared in accordance with US generally accepted accounting principles, or GAAP, and include the accounts of the Company and its wholly-owned subsidiaries and majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The condensed consolidated financial statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries and the ownership interest of the minority investor is recorded as a non-controlling interest.

Use of Estimates—The preparation of the condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts, and the disclosures of contingent amounts in the Company’s condensed consolidated financial statements and the accompanying notes. Although the Company regularly assesses these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from management’s estimates if past experience or other assumptions are not substantially accurate. Significant estimates in these condensed consolidated financial statements include the estimation of contract transaction prices, the determination of the amortization period for contract assets, the valuation of goodwill and intangible assets and the estimates and assumptions associated with stock incentive plans and the fair value of common stock.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. While the Company has deposits that exceed federally insured limits at financial institutions, the Company places its cash and cash equivalents in highly rated institutions. The Company has never experienced any losses related to these balances.

Foreign Currency—The Company’s functional currency is the US dollar; however, for operations located in China, the functional currency is the local currency. Assets and liabilities of the foreign operations are translated to US dollars at exchange rates in effect at the condensed consolidated balance sheet date, while statement of operations accounts are translated to US dollars at the average exchange rates for the period. Translation gains and losses are recorded and remain as a component of accumulated other comprehensive loss in stockholders’ equity until transactions are settled or the foreign entity is sold or liquidated. Gains and losses resulting from transactions that are denominated in a currency that is not the functional currency are recorded to other income–net, in the condensed consolidated statements of operations and comprehensive income (loss).

Significant Customers and Concentration of Credit Risks—The Company is potentially subject to concentration of credit risk primarily through its accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. The Company generally does not require collateral. Credit risk on accounts receivables is minimized as a result of the large and diverse nature of the Company’s customer base.

Significant customers are those that represent more than 10% of the Company’s total revenue or accounts receivable. For each significant customer, revenue as a percentage of total revenue is as follows:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2021		2020		2021		2020
Customer A		*		*		*		*
Customer B		*	10%			*	11%

*	Below 10%

For each significant customer, accounts receivable as a percentage of net accounts receivable is as follows:

	June 30, 2021	December 31, 2020
Customer A	10%	12%
Customer B	13%		*

*	Below 10%

Revenue Recognition— The Company’s revenue recognition policy follows guidance from Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers.

The Company generates revenue from contracts that are generally billed either on a monthly subscription or transactional basis. Other revenue primarily consists of professional services revenue that is generally transaction-based (where a fee per transaction is charged). Revenues are recognized as control of these services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company determines revenue recognition based on the application of the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligation(s) in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligation(s) in the contract

•	Recognition of revenue when, or as a performance obligation is satisfied

Software Subscription Revenues-Software services are hosted and provide customers with the right to use the hosted software over the contract period without taking possession of the software and are generally billed on either a monthly subscription or transactional basis. Revenues related to services billed on a subscription basis are recognized ratably over the contract period as this is the time period over which services are transferred to the customer, generally between three and five years.

Revenues from subscription services represent a stand-ready obligation to provide access to the Company’s platform. As each day of providing services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided, subscription arrangements include a series of distinct services. The Company may provide certain of its customers with implementation activities such as basic setup, installation and initial training that the Company must undertake to fulfill the contract. These are considered fulfillment activities that do not transfer the service to the customer.

For contracts with fixed and variable consideration, to the extent that customers’ usage exceeds the committed contracted amounts under their subscriptions, they are charged for their incremental usage. For such overage fees, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur. Revenue recognized from overage fees was not material during the three and six months ended June 30, 2021 and 2020. When customers’ usage falls below the committed contracted amounts, the customer does not receive any credits or refunds for the shortfall.

For contracts where fees are solely based on transaction volume, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced practical expedient.

Other Revenue-Other revenues are recognized over time as the services are performed and consist of professional services and other non-software services, including the Company’s First Party Clinical Services which was divested in December 2020 (see Note 25). Other revenues are generally invoiced monthly in arrears.

Revenues related to such services that are billed on a transactional basis are recognized when the transaction for the related service occurs. Transaction revenue is primarily comprised of fees for professional services applied to the volume of transactions. These are typically based on a per-unit rate and are invoiced for the same period in which the transactions were processed and as the performance obligation is satisfied. For contracts with transaction fees, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced practical expedient.

Contracts with Multiple Performance Obligations-The Company’s contracts with customers can include access to different software applications such as CCC workflow, estimating, valuation and analytics, each of which is its own performance obligation. These additional services are either sold on a standalone basis or could be used on their own with readily available resources. For these contracts, the Company accounts for individual performance obligations separately, if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The standalone selling price for distinct performance obligations is generally based on directly observable pricing. In instances where standalone selling price is not directly observable, the Company determines standalone selling price based on overall pricing objectives, which take into consideration observable data, market conditions and entity-specific factors.

Disaggregation of Revenue-The Company provides disaggregation of revenue based on type of service as it believes these categories best depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

The following table summarizes revenue by type of service for the three and six months ended June 30 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Software subscriptions	$159,841	$138,565	$311,865	$279,039
Other	6,948	12,151	12,713	30,885

Total revenues	$166,789	$150,716	$324,578	$309,924

Transaction Price Allocated to the Remaining Performance Obligations-Remaining performance obligations represent contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods. As of June 30, 2021, approximately $855 million of revenue is expected to be recognized from remaining performance obligations in the amount of approximately $398 million during the following twelve months, and approximately $457 million thereafter. The estimated revenues do not include unexercised contract renewals. The remaining performance obligations exclude future transaction revenue where revenue is recognized as the services are rendered and in the amount to which the Company has the right to invoice.

Contract Liabilities-Contract liabilities consist of deferred revenue and include customer billings in advance of revenues being recognized from subscription contracts and professional services. Deferred revenue that is expected to be recognized during the succeeding twelve-month period is recorded as current, and the remaining portion is recorded as noncurrent and included within other liabilities on the condensed consolidated balance sheets.

Revenue recognized for the three months ended June 30, 2021 from amounts in deferred revenue as of March 31, 2021 was $26.4 million. Revenue recognized for the three months ended June 30, 2020 from amounts in deferred revenue as of March 31, 2020 was $24.4 million.

Revenue recognized for the six months ended June 30, 2021 from amounts in deferred revenue as of December 31, 2020 was $25.6 million. Revenue recognized for the six months ended June 30, 2020 from amounts in deferred revenue as of December 31, 2019 was $24.8 million

Costs to Obtain and Fulfill the Contract-The Company defers costs that are considered to be incremental and recoverable costs of obtaining a contract with a customer, including sales commissions. Costs to fulfill contracts are capitalized when such costs are direct and related to implementation activities for hosted software solutions. Capitalized costs to obtain a contract and costs to fulfill a contract are generally amortized over a period between three and five years, which represents the expected period of benefit of these costs and corresponds to the contract period. In instances where the contract term is significantly less than three years, costs to fulfill are amortized over the contract term which the Company believes best reflects the period of benefit of these costs.

Cost of Revenues—Cost of revenues is primarily composed of personnel costs and costs of external resources used in the delivery of services to customers, including software configuration, integration services, customer support activities, third party costs related to hosting the Company’s software for its customers, internal support of production infrastructure, information technology (“IT”) security costs, depreciation expense, cost of software production, and license and royalty fees paid to third parties. Cost of revenues also includes amortization of internal use software and acquired technologies.

Research and Development—Research and development expenses consist primarily of personnel-related costs, including share-based compensation, and costs of external development resources involved in the engineering, design and development of new solutions, as well as expenses associated with significant ongoing improvements to existing solutions. Research and development expenses also include costs for certain information technology expenses. Research and development costs, other than software development costs qualifying for capitalization, are expensed as incurred.

Selling and Marketing—Selling and marketing expenses consist primarily of personnel-related costs for our sales and marketing functions, including sales commissions and share-based compensation. Additional expenses include advertising costs, marketing costs and event costs, including the Company’s annual industry conference.

The Company expenses advertising and other promotional expenditures as incurred. Advertising expenses were $0.4 million and $0.5 million for the three months ended June 30, 2021, and 2020, respectively. Advertising expenses were $0.5 million and $0.8 million for the six months ended June 30, 2021, and 2020, respectively.

General and Administrative—General and administrative expenses consist primarily of personnel-related costs, including share-based compensation, for our executive management and administrative employees, including finance and accounting, human resources, information technology, facilities and legal functions. Additional expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.

Amortization of Intangible Assets—Amortization of intangible assets consists of the capitalized costs of intangible assets acquired in connection with the Company’s Acquisition in April 2017. These intangible assets are amortized on a straight-line basis over their estimated useful lives (Note 10).

Stock-Based Compensation—The Company’s stock-based compensation plans are described in Note 19. The Company accounts for stock-based payment awards based on the grant date fair value. Stock-based payment awards that are settled in cash are accounted for as liabilities. The Company recognizes stock-based compensation expense for only the portion of options expected to vest, based on an estimated forfeiture rate.

The Company recognizes stock-based compensation expense for time-based awards on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. Stock-based compensation expense for the performance-based awards with a market condition is not recognized until the performance condition is probable of occurring.

The fair value of the Company’s awards with only a time-based component is estimated using the Black Scholes option pricing model. The fair value of the Company’s performance-based awards with a market condition is estimated using the Monte Carlo simulation method. The assumptions utilized under these methods require judgments and estimates. Changes in these inputs and assumptions could affect the measurement of the estimated fair value of the related compensation expense of these stock-based payment awards.

Accounts Receivable—Net—Accounts receivable, as presented in the condensed consolidated balance sheets, are net of customer sales allowances and doubtful accounts. The Company determines allowances for its sales reserves and doubtful accounts based on specific identification of customer accounts and historical experience to the remaining accounts receivable balance. The Company’s assessment of doubtful accounts includes using historical information and the probability of collection from customers. Doubtful accounts are charged to general and administrative expenses in the condensed consolidated statements of operations and comprehensive income (loss).

Software, Equipment, and Property—Net—Software, equipment, and property are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the asset’s estimated useful lives, which are as follows:

Software, equipment, and property	Estimated Useful Life
Software and licenses	2-5 years
Computer equipment	3 years
Leasehold improvements	3-15 years
Furniture and other equipment	5 years
Database	25 years
Building	39 years
Land	Indefinite

Maintenance and repairs are expensed as incurred. Major betterments are capitalized.

Internal Use Software—The Company capitalizes the direct costs incurred in developing or obtaining internal use software, including platform development, infrastructure and tools, as well as certain payroll and payroll-related costs of employees who are directly associated with internal use computer software projects. The amount of capitalized payroll costs with respect to these employees is limited to the time directly spent on such projects. The costs associated with preliminary project stage activities, training, maintenance, and all other post-implementation activities are expensed as incurred. Additionally, the Company expenses internal costs related to minor upgrades and enhancements as it is impractical to separate these costs from normal maintenance activities. Capitalized internal use software costs are recorded within software, equipment, and property on the Company’s condensed consolidated balance sheets.

Goodwill and Intangible Assets— Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subjected to an annual impairment test as of September 30 of each fiscal year, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Testing goodwill and intangible assets for impairment involves comparing the fair value of the reporting unit or intangible asset to its carrying value. If the carrying amount of a reporting unit or intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess, up to the carrying value of the goodwill or intangible asset. There were no events or changes in circumstances that indicated the carrying value may not be recoverable and no impairment charges were recognized during the three and six months ended June 30, 2021 and 2020.

Long-Lived Assets—Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset or asset group to estimated undiscounted future cash flows expected to be generated by such assets. If the carrying amount of the assets exceeds their estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the assets exceeds their fair value. There were no events or changes in circumstances that indicated the carrying value may not be recoverable and no impairment charges were recognized during the three and six months ended June 30, 2021 and 2020.

Deferred Financing Costs—Deferred financing costs are capitalized and amortized over the life of the underlying financing agreement (see Note 14).

Equity Method Investment—The Company accounts for its 7% investment in a limited partnership using the equity method of accounting. Under the equity method of accounting, the investee’s accounts are not reflected within the Company’s condensed consolidated balance sheets and condensed consolidated statements of operations and comprehensive income (loss). The Company’s investment is initially recognized at cost and adjusted thereafter for the post acquisition changes in the Company’s share of the investee’s earnings.

The Company’s share of the investee’s earnings is reported within other income (loss) in the Company’s condensed consolidated statements of operations and comprehensive income (loss).

Fair Value of Financial Instruments and Fair Value Measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value.

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company has interest rate swaps that are recognized as either assets or liabilities and are measured at fair value. The interest rate swaps are not designated as hedges and the gains and losses from changes in fair value are recognized in earnings in the period incurred. The carrying amounts reported in the condensed consolidated financial statements approximate the fair value for cash equivalents, trade accounts receivable, trade payables, and accrued expenses, due to their short-term nature.

Income Taxes—Deferred income tax assets and liabilities are recognized for the expected future tax effects of temporary differences between the financial and income tax reporting basis of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse. Deferred income taxes relate to the timing of recognition of certain revenue and expense items, and the timing of the deductibility of certain reserves and accruals for income tax purposes that differs from the timing for financial reporting purposes. The Company establishes a tax valuation allowance to the extent that it is more likely than not that a deferred tax asset will not be realizable against future taxable income.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation process, based on its technical merits. Income tax positions must meet a more-likely-than-not recognition threshold to be recognized.

Accrual for Self-Insurance Costs—The Company maintains a self-insured group medical program. The program contains stop loss thresholds with amounts in excess of the self-insured levels fully insured by third-party insurers. Liabilities associated with this program are estimated in part by considering historical claims experience and medical cost trends.

Leases—Effective January 1, 2021, the Company adopted Accounting Standards Update 2016-02 (ASU 2016-02) which created a new topic, ASC 842 “Leases.”

In accordance with ASC 842, the Company, at the inception of the contract, determines whether a contract is or contains a lease. For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. The Company is generally not able to readily determine the implicit rate in the lease and therefore uses the determined incremental borrowing rate at lease commencement to determine the present value of lease payments. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. Renewal options are not included in the measurement of the right of use assets and lease liabilities unless the Company is reasonably certain to exercise the optional renewal periods. Some leases also include early termination options, which can be exercised under specific conditions. Additionally, certain leases contain incentives, such as construction allowances from landlords. These incentives reduce the right-of-use asset related to the lease.

Some of the Company’s leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company’s lease agreements contain variable lease payments for increases in rental payment as a result of common area maintenance, utility, tax, and equipment maintenance charges. The Company has elected the practical expedient to combine lease and non-lease components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with fixed non lease component charges. The Company does not have significant residual value guarantees or restrictive covenants in the lease portfolio.

For periods prior to the adoption of ASC 842, the Company recorded rent expense on a straight-line basis over the term of the related lease. The difference between the straight-line rent expense and the payments made in accordance with the operating lease agreements were recognized as a deferred rent liability within other liabilities on the accompanying condensed consolidated balance sheets.

Recently Adopted Accounting Pronouncements—In February 2016, FASB issued Accounting Standards Update 2016-02 (ASU 2016-02) which created a new topic, ASC 842 “Leases,” which requires companies to recognize on the consolidated balance sheet assets and liabilities for the rights and obligations created by the leases.

The Company adopted ASC 842 effective January 1, 2021 using the modified retrospective transition method as allowed under ASU 2018-11 which includes the ability to recognize the cumulative effect of the adoption being recorded as an adjusted to retained earnings on January 1, 2021. Prior period results will continue to be presented under ASC 840 as it was the accounting standards in effect for such periods. The Company elected to apply the package of practical expedients that allows entities to forgo reassessing at the transition date: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases; and (3) whether unamortized initial direct costs for existing leases meet the definition of initial direct costs under the new guidance. The Company did not elect the hindsight practical expedient. The Company also elected to use the practical expedient that allows the combination of lease and non-lease contract components in all of its underlying asset categories.

Due to the adoption of this guidance, the Company recognized operating right-of-use assets and operating lease liabilities of $47.1 million and $53.0 million, respectively, as of the date of adoption. The difference between the right-of-use assets and lease liabilities on the accompanying condensed consolidated balance sheet is primarily due to the accrual for lease payments as a result of straight-line lease expense and unamortized tenant incentive liability balances. The Company did not have any impact to opening retained earnings as a result of the adoption of the guidance. The adoption of this new guidance did not have a material impact on the Company’s results of operations and comprehensive income (loss), cash flows, liquidity, or the Company’s covenant compliance under its existing credit agreement.

As an “emerging growth company,” the Jumpstart Our Business Startups Act, or the JOBS Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use the adoption dates applicable to private companies. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

Recently Issued Accounting Pronouncements—In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, and subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, ASU 2019-05, and ASU

2020-03. The guidance amends the current accounting guidance and requires the measurements of all expected losses based on historical experience, current conditions and reasonable and supportable forecasts. The new guidance replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance is effective for the Company on January 1, 2023 and early adoption is permitted. The Company is currently assessing the impact of this update on its condensed consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), and in January 2021 subsequently issued ASU 2021-01 (“ASU 2021-01”), which refines the scope of Topic 848. These ASUs provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions is permitted upon issuance of ASU 2020-04 through December 31, 2022. The Company is evaluating the impact of the adoption of this guidance on its condensed consolidated financial statements.

3.	REVENUE

The opening and closing balances of the Company’s receivables, contract assets and contract liabilities from contracts with customers are as follows (in thousands):

	June 30, 2021	December 31, 2020
Accounts receivables-Net of allowances	$81,817	$74,107
Deferred contract costs	12,681	11,917
Long-term deferred contract costs	15,986	14,389
Deferred revenues	28,824	26,514
Other liabilities (deferred revenues, non-current)	1,932	2,001

A summary of the activity impacting deferred revenue balances during the three and six months ended June 30, 2021 and 2020, is presented below (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Balance at beginning of period	$30,109	$27,874	$28,515	$26,256
Revenue recognized[1]	(82,159)	(71,159)	(163,121)	(148,065)
Additional amounts deferred[1]	82,806	71,963	165,362	150,487

Balance at end of period	$30,756	$28,678	$30,756	$28,678

[1]	Amounts include total revenue deferred and recognized during each respective period.

The Company may occasionally recognize an adjustment in revenue in the current period for performance obligations partially or fully satisfied in the previous periods resulting from changes in estimates for the transaction price, including any changes to the Company’s assessment of whether an estimate of variable consideration is constrained. For the three and six months ended June 30, 2021 and 2020, the impact on revenue recognized in the current period, from performance obligations partially or fully satisfied in the previous period, was not significant.

A summary of the activity impacting the deferred contract costs during the three and six months ended June 30, 2021 and 2020 is presented below (in thousands):

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2021	2020	2021	2020
Balance at beginning of period	$26,554	$23,608	$26,361	$23,270
Costs amortized	(3,612)	(2,957)	(7,317)	(6,053)
Additional amounts deferred	5,725	3,433	9,623	6,867

Balance at end of period	$28,667	$24,084	$28,667	$24,084

Classified as:
Current	$12,681	$10,679	$12,681	$10,679
Non-current	15,986	13,405	15,986	13,405

Total deferred contract costs	$28,667	$24,084	$28,667	$24,084

4.	FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis—As of June 30, 2021 and December 31, 2020, the Company has interest rate swaps recognized as either assets or liabilities and are measured at fair value on a recurring basis.

The fair value is estimated using inputs that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the fair value hierarchy as of June 30, 2021 and December 31, 2020. At June 30, 2021, the interest rate swaps had a fair value liability of $12.0 million and are classified as interest rate swap derivatives within current liabilities in the accompanying condensed consolidated balance sheet. At December 31, 2020, the interest rate swaps had a fair value liability of $18.4 million and are classified within other liabilities in the accompanying condensed consolidated balance sheet.

The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at June 30, 2021 (in thousands):

	Fair Value	Level 1	Level 2	Level 3
Liabilities
Interest rate swaps	$11,993	$—	$11,993	$—

Total	$11,993	$—	$11,993	$—

The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at December 31, 2020 (in thousands):

	Fair Value	Level 1	Level 2	Level 3
Liabilities
Interest rate swaps	$18,359	$—	$18,359	$—

Total	$18,359	$—	$18,359	$—

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis—The Company has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include those associated with acquired businesses, including goodwill and other intangible assets. For these assets, measurement at fair value in periods subsequent to their initial recognition is applicable if one or more is determined to be impaired. During the three and six months ended June 30, 2021 and the year ended December 31, 2020, the Company recognized no impairment related to these assets.

Fair Value of Other Financial Instruments—The following table presents the carrying amounts, net of debt discount, and estimated fair values of the Company’s financial instruments that are not recorded at fair value on the condensed consolidated balance sheets (in thousands):

	June 30, 2021		December 31, 2020
	Carrying	Estimated	Carrying	Estimated
Description	Amount	Fair Value	Amount	Fair Value
First Lien Term Loan, including current portion	$1,326,835	$1,328,228	$1,333,366	$1,332,433

The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market prices for the same or similar instruments and fluctuates with changes in applicable interest rates among other factors. The fair value of long-term debt is classified as a Level 2 measurement in the fair value hierarchy and is established based on observable inputs in less active markets.

5.	INCOME TAXES

The Company’s effective tax rate for the three months ended June 30, 2021 was 38.4% compared to the effective tax rate for the three months ended June 30, 2020 of 14.4%.

The effective tax rate for the three months ended June 30, 2021 was higher than the June 30, 2020 effective tax rate primarily due to a higher tax expense from enacted state apportionment and rate changes in the current period versus the prior period, as well as the prior period benefit being limited to the amount that would be recognized if the year-to-date ordinary loss were the anticipated ordinary loss for the fiscal year.

The Company made income tax payments of $6.5 million and $1.1 million for the three months ended June 30, 2021 and 2020, respectively. The Company received negligible refunds from the Internal Revenue Service and various states for the three months ended June 30, 2021, and $1.4 million for the three months ended June 30, 2020.

The Company’s effective tax rate for the six months ended June 30, 2021 was 35.6% compared to the effective tax rate for the six months ended June 30, 2020 of 26.3%.

The effective tax rate for the six months ended June 30, 2021 was higher than the June 30, 2020 effective tax rate primarily due to higher tax benefits from enacted state apportionment and rate changes in the current period versus the prior period, as well as the prior period benefit being limited to the amount that would be recognized if the year-to-date ordinary loss were the anticipated ordinary loss for the fiscal year.

The Company made income tax payments of $10.4 million and $1.1 million for the six months ended June 30, 2021 and 2020, respectively. The Company received refunds from the Internal Revenue Service and various states totaling $16 thousand and $1.4 million for the six months ended June 30, 2021, and 2020, respectively.

As of June 30, 2021, unrecognized tax benefits were materially consistent with the amount at December 31, 2020. We anticipate this amount will increase to $3.6 million by December 31, 2021; however, due to the various jurisdictions in which the Company files tax returns, it is possible that there could be significant changes in the amount of unrecognized tax benefits in 2021.

6.	ACCOUNTS RECEIVABLE

Accounts receivable–net as of June 30, 2021 and December 31, 2020, consists of the following (in thousands):

	June 30,	December 31,
	2021	2020
Accounts receivable	$86,035	$78,331
Allowance for doubtful accounts and sales reserves	(4,218)	(4,224)

Accounts receivable–net	$81,817	$74,107

Changes to the allowance for doubtful accounts and sales reserves during the three and six months ended June 30, 2021 and 2020, consists of the following (in thousands):

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2021	2020	2021	2020
Balance at beginning of period	$3,931	$4,482	$4,224	$3,970
Charges to bad debt and sales reserves	640	618	1,706	1,863
Write-offs, net	(353)	(1,182)	(1,712)	(1,915)

Balance at end of period	$4,218	$3,918	$4,218	$3,918

7.	OTHER CURRENT ASSETS

Other current assets as of June 30, 2021 and December 31, 2020, consist of the following (in thousands):

	June 30,	December 31,
	2021	2020
Prepaid software and equipment maintenance	$5,824	$7,499
Prepaid SaaS costs	4,740	4,290
Prepaid service fees	3,105	3,969
Non-trade receivables	8,137	9,095
Deferred business combination costs	2,950	—
Other	8,768	6,733

Total	$33,524	$31,586

On December 31, 2020, the Company executed an Asset Purchase Agreement with a third-party buyer to transfer its obligation of providing certain services included within existing customer contracts to the third-party buyer. The Company recognized a gain on divestiture of $3.8 million, included within non-trade receivables (see Note 25). The Company received payments of $1.8 million, $0.4 million and $0.7 million from the third-party buyer in January 2021, April 2021 and August 2021, respectively.

8.	SOFTWARE, EQUIPMENT, AND PROPERTY

Software, equipment, and property as of June 30, 2021 and December 31, 2020, consist of the following (in thousands):

	June 30,	December 31,
	2021	2020
Software, licenses and database	$125,269	$109,967
Computer equipment	29,510	27,733
Leasehold improvements	14,005	13,397
Furniture and other equipment	4,982	5,000
Building and land	4,910	4,910

Total software, equipment, and property	178,676	161,007

Less accumulated depreciation and amortization	(70,036)	(59,569)

Net software, equipment, and property	$108,640	$101,438

Depreciation and amortization expense related to software, equipment and property was $5.3 million and $4.2 million for the three months ended June 30, 2021 and 2020, respectively. Depreciation and amortization expense related to software, equipment and property was $10.5 million and $8.5 million for the six months ended June 30, 2021 and 2020, respectively.

9.	LEASES

The Company leases real estate in the form of office space and data center facilities. The Company additionally leases equipment in the form of information technology equipment. Generally, the term for real estate leases ranges from 1 to 17 years at inception of the contract. Generally, the term for equipment leases is 1 to 3 years at inception of the contract. Some real estate leases include options to renew that can extend the original term by 5 to 10 years.

Operating lease costs are included within cost of revenues, exclusive of amortization of acquired technologies, research and development and general and administrative expenses on the condensed consolidated statements of operations and comprehensive income (loss). The Company does not have any finance leases.

The components of lease expense for the three and six months ended June 30, 2021 were as follows (in thousands):

	For the Three Months	For the Six Months
	Ended June 30, 2021	Ended June 30, 2021
Operating lease costs	$4,542	$9,136
Variable lease costs	461	1,063

Total lease costs	$5,003	$10,199

The lease term and discount rate consisted of the following at June 30, 2021:

Weighted-average remaining lease term (years)	11.1
Weighted-average discount rate	6.1%

Supplemental cash flow and other information related to leases for the three and six months ended June 30, 2021 were as follows (in thousands):

	For the Three Months	For the Six Months
	Ended June 30, 2021	Ended June 30, 2021
Cash payments for operating leases	$3,030	$5,998
Operating lease assets obtained in exchange for lease liabilities	2,365	2,365

The table below reconciles the undiscounted future minimum lease payments (in thousands) under noncancelable operating leases with terms of more than one year to the total operating lease liabilities recognized on the condensed consolidated balance sheet as of June 30, 2021.

Years Ending December 31:

Remainder of 2021	$5,506
2022	8,599
2023	6,092
2024	7,195
2025	7,243
Thereafter	68,416

Total Lease Payments	103,051
Less: Interest	(35,299)
Less: Lease incentive recognized as offset to lease liability	(16,868)

Total	$50,884

During the year ended December 31, 2020, the Company entered into a new operating lease agreement for its corporate headquarters in Chicago, Illinois. The lease term commenced in January 2021 and included a landlord provided tenant improvement allowance of up to $16.9 million to be applied to the costs of the construction of leasehold improvements. The Company determined that it owns the leasehold improvements, and as such, reflects the $16.9 million lease incentive as a reduction of the rental payments used to measure the operating lease liability and operating lease asset as of the lease commencement date in January 2021. The Company will record an increase to the operating lease liability and to leasehold improvements as and when such leasehold improvements are paid for by the lessor.

Under ASC 840, rent expense was $2.2 million during the three months ended June 30, 2020 and $4.5 million during the six months ended June 30, 2020. The Company’s noncancelable operating lease agreements required future minimum cash lease payments as follows at December 31, 2020 (in thousands):

Years Ending December 31:

2021	$7,143
2022	6,090
2023	5,180
2024	7,059
2025	7,243
Thereafter	68,415

Total	$101,130

10.	GOODWILL AND INTANGIBLE ASSETS

Goodwill—Goodwill was recorded in connection with the Acquisition of the Company in 2017.

No goodwill impairments were recorded during the three and six months ended June 30, 2021 and 2020.

For the year ended December 31, 2020, the Company performed its annual impairment assessment as of September 30, 2020, which indicated no impairment and there was no change to the carrying amount of goodwill.

Intangible Assets—The Company’s intangible assets are primarily the result of the Acquisition of the Company in 2017.

During the three and six months ended June 30, 2021 and 2020, the Company did not record an impairment charge.

The intangible assets balance as of June 30, 2021, is reflected below (in thousands):

		Weighted-
		Average
	Estimated	Remaining	Gross		Net
	Useful Life	Useful Life	Carrying	Accumulated	Carrying
	(Years)	(Years)	Amount	Amortization	Amount
Intangible assets:
Customer relationships	16–18	13.8	$1,299,750	$(301,699)	$998,051
Acquired technologies	3–7	2.8	183,160	(109,158)	74,002
Favorable lease terms	6	1.8	280	(195)	85

Subtotal			1,483,190	(411,052)	1,072,138
Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,660	$(411,052)	$1,262,608

The intangible assets balance as of December 31, 2020, is reflected below (in thousands):

	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Customer relationships	16–18	14.3	$1,299,750	$(265,567)	$1,034,183
Acquired technologies	3–7	3.3	183,154	(95,998)	87,156
Favorable lease terms	6	2.3	280	(172)	108

Subtotal			1,483,184	(361,737)	1,121,447
Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,654	$(361,737)	$1,311,917

Amortization expense for intangible assets was $24.7 million for the three months ended June 30, 2021 and 2020. Amortization expense for intangible assets was $49.3 million for the six months ended June 30, 2021 and 2020.

Future amortization expense for the remainder of the year ended December 31, 2021 and the following four years ended December 31 and thereafter for intangible assets as of June 30, 2021, is as follows (in thousands):

Years Ending December 31:
2021	$49,318
2022	98,627
2023	98,333
2024	80,731
2025	72,263
Thereafter	672,866

Total	$1,072,138

11.	EQUITY METHOD INVESTMENT

In June 2021, the Company completed an investment in a technology company (the “Investee”). The Company invested $10.2 million, including related fees and expenses, for an approximately 7% interest of a limited partnership, which is affiliated with one of the Company’s private equity sponsors, and indirectly holds an interest in the Investee.

As of June 30, 2021, the change in the carrying value of the investment is summarized below as follows (in thousands):

Equity Method Investment
Equity method investment carrying value at December 31, 2020	$—
Cash contributions	10,228
Share of net income (loss) from the Investee	—

Equity method investment carrying value at June 30, 2021	$10,228

12.	ACCRUED EXPENSES

Accrued expenses as of June 30, 2021 and December 31, 2020, consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Compensation	$32,439	$37,696
Professional services	13,530	2,753
Royalties and licenses	2,602	2,301
Sales tax	2,503	2,294
Employee insurance benefits	2,130	1,979
Software license agreement	1,917	—
Other	3,272	5,964

Total	$58,393	$52,987

13.	OTHER LIABILITIES

Other liabilities as of June 30, 2021 and December 31, 2020, consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Phantom stock incentive plan	$4,338	$3,217
Payroll tax deferment	3,152	3,152
Software license agreement	2,168	234
Deferred revenue-non-current	1,932	2,001
Deferred rent	—	4,461
Fair value of interest rate swaps	—	18,359
Other	121	1,346

Total	$11,711	$32,770

14.	LONG-TERM DEBT

In connection with the Acquisition of the Company in April 2017, the Company entered into the 2017 First Lien Credit Agreement (“First Lien Credit Agreement”) and 2017 Second Lien Credit Agreement (“Second Lien Credit Agreement”).

In February 2020, the Company refinanced its long-term debt (“2020 Refinancing”) and entered into the First Amendment to the First Lien Credit Agreement (“First Lien Amendment”). The First Lien Amendment provided an incremental term loan, amended the amount of commitments and the maturity dates of the First Lien Credit Agreement’s revolving credit facilities. The proceeds of the incremental term loan were used to repay all outstanding borrowings under the Second Lien Credit Agreement.

The repayment of outstanding borrowings under the Second Lien Credit Agreement was determined to be a debt extinguishment and the Company recognized an $8.6 million loss on early extinguishment of debt in the condensed consolidated statements of operations and comprehensive income (loss) during the six months ended June 30, 2020.

First Lien Credit Agreement— The First Lien Credit Agreement initially consisted of a $1.0 billion term loan (“First Lien Term Loan”), a $65.0 million dollar revolving credit facility (“Dollar Revolver”), and a $35.0 million multicurrency revolving credit facility (“Multicurrency Revolver” and together with the Dollar Revolver, the “First Lien Revolvers”), with a sublimit of $30.0 million for letters of credit under the First Lien Revolvers. The Company received proceeds of $997.5 million, net of debt discount of $2.5 million, related to the First Lien Term Loan.

The First Lien Amendment provided an incremental term loan in the amount of $375.0 million. The Company received proceeds from the incremental term loan of $373.1 million, net of debt discount of $1.9 million. At June 30, 2021 and December 31, 2020, the unamortized debt discount was $2.4 million and $2.8 million, respectively.

In addition, the First Lien Amendment reduced the amount of commitments under each of the Dollar Revolver and the Multicurrency Revolver to $59.3 million and $32.0 million, respectively, and extended the maturity of a portion of the commitments under each revolving credit facility. Pursuant to the First Lien Amendment, the non-extended Dollar Revolver and non-extended Multicurrency Revolver consist of commitments of $8.1 million and $4.4 million, respectively, which mature on April 27, 2022. The extended Dollar Revolver and extended Multicurrency Revolver consist of commitments of $51.2 million and $27.6 million, respectively, which mature on October 27, 2023. The First Lien Revolvers continue to have a sublimit of $30.0 million for letters of credit.

The Company incurred $27.6 million and $3.4 million in financing costs related to the First Lien Credit Agreement and First Lien Amendment, respectively. These costs were recorded to a contra debt account and are being amortized to interest expense over the term of the First Lien Credit Agreement using the effective interest method. At June 30, 2021 and December 31, 2020, the unamortized financing costs were $13.2 million and $16.1 million, respectively.

The First Lien Term Loan requires (after giving effect to the First Lien Amendment) quarterly principal payments of approximately $3.5 million until March 31, 2024, with the remaining outstanding principal amount required to be paid on the maturity date, April 27, 2024. The First Lien Term Loan requires a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by the Company, and up to 50% of annual excess cash flow, as defined in and as further set forth in the First Lien Credit Agreement. When a principal prepayment is required, the prepayment offsets the future quarterly principal payments of the same amount. As of December 31, 2020, a principal prepayment of $1.5 million was required and paid in April 2021.

As of June 30, 2021, the amount outstanding on the First Lien Term Loan was $1,329.2 million, of which, $13.8 million was classified as current in the accompanying condensed consolidated balance sheet. As of December 31, 2020, the amount outstanding on the First Lien Term Loan was $1,336.2 million, of which, $25.4 million was classified as current in the accompanying condensed consolidated balance sheet.

Amounts outstanding under the First Lien Credit Agreement bear interest at a variable rate of LIBOR, plus up to 3.00% per annum based upon the Company’s leverage ratio, as defined in the First Lien Credit Agreement. At June 30, 2021, outstanding borrowings under the First Lien Term Loan bore interest at 4.00%. A quarterly commitment fee of up to 0.50% is payable on the unused portion of the Dollar Revolver and Multicurrency Revolver credit facilities.

During the three months ended June 30, 2021 and 2020, weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1% and 4.1%, respectively. The Company made interest payments of $13.5 million and $13.2 million during the three months ended June 30, 2021 and 2020, respectively.

During the six months ended June 30, 2021 and 2020, weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1% and 4.3%, respectively. The Company made interest payments of $26.8 million and $26.2 million during the six months ended June 30, 2021 and 2020, respectively.

In March 2020, the Company borrowed $65.0 million on its First Lien Revolvers. The borrowings were fully repaid in June 2020 and there were no outstanding borrowings on the First Lien Revolvers at June 30, 2021 and December 31, 2020.

In May 2020, the Company issued a standby letter of credit for $0.7 million in lieu of a security deposit upon entering into a lease agreement for its new corporate headquarters. The standby letter of credit reduces the amount available to be borrowed under the First Lien Revolvers and at June 30, 2021 and December 31, 2020, $90.6 million was available to be borrowed.

Borrowings under the First Lien Credit Agreement are guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected first priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.

The First Lien Credit Agreement contains representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, our ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire our capital stock; and make certain investments, acquisitions, loans, or advances.

In addition, the terms of the First Lien Credit Agreement include a financial covenant which requires that, at the end of each fiscal quarter, if the aggregate amount of borrowings under the First Lien Revolvers over the prior four fiscal quarters exceeds 35% of the aggregate commitments under those revolving credit facilities, the Company’s leverage ratio cannot exceed 8.30 to 1.00. The Company was in compliance with its financial covenant as of the quarter ended March 31, 2020. Borrowings under the First Lien Revolvers did not exceed 35% of the aggregate commitments and the Company was not subject to the leverage test for all fiscal quarters ending after March 31, 2020.

Second Lien Credit Agreement—The Second Lien Credit Agreement consisted of a $375.0 million term loan (“Second Lien Term Loan”). The Company received proceeds of $372.2 million, net of discount of $2.8 million. The discount was recorded to a contra debt account and was being amortized to interest expense over the life of the Second Lien Term Loan using the effective interest method. At the time of the 2020 Refinancing, the debt discount was written off to loss on early extinguishment of debt.

The Company incurred $8.9 million in financing costs related to the Second Lien Credit Agreement. These costs were recorded to a contra debt account and were being amortized to interest expense over the term of the Second Lien Term Loan using the effective interest method. At the time of the 2020 Refinancing, there were $6.6 million of unamortized financing costs which were written off to loss on early extinguishment of debt.

The Second Lien Term Loan required no principal payments and all outstanding principal was scheduled to be due upon maturity on April 25, 2025.

Amounts outstanding under the Second Lien Term Loan bore interest at a variable rate of LIBOR, plus 6.75%. Prior to extinguishment in February 2020, the weighted-average interest rate on the Second Lien Term Loan was 8.6% and the Company made interest payments of $4.0 million.

The Second Lien Term Loan was guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected second priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.

The Second Lien Credit Agreement contained representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, the Company’s ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire out capital stock; and make certain investments, acquisitions, loans, or advances. The Second Lien Credit Agreement had no financial covenants.

Long-term debt as of June 30, 2021 and December 31, 2020, consists of the following (in thousands):

	June 30,	December 31,
	2021	2020
First Lien Term Loan	$1,329,231	$1,336,154
First Lien Term Loan—discount	(2,396)	(2,788)
First Lien Term Loan—deferred financing fees	(13,215)	(15,388)

First Lien Term Loan—net of discount & fees	1,313,620	1,317,978

Less: Current portion	(13,846)	(25,381)

Total long-term debt—net of current portion	$1,299,774	$1,292,597

As of June 30, 2021, and December 31, 2020, the deferred financing fees asset balance included $0.6 million and $0.7 million, respectively, in relation to the Dollar Revolver and Multicurrency Revolver, which is being amortized to interest expense over the term of the underlying agreements.

Interest Rate Swaps—The Company has previously entered into three floating to fixed interest rate swap agreements (“Swap Agreements”) to reduce its exposure to variability from future cash flows resulting from interest rate risk related to its long-term debt. The notional amount of the Swap Agreements total $777.7 million at June 30, 2021 and December 31, 2020. The Swap Agreements expire in June 2022.

15.	LONG-TERM LICENSING AGREEMENT

During 2018, the Company entered into a licensing agreement with a third party to obtain a perpetual software license (“Licensing Agreement”) for a database structure, tools, and historical data used within the Company’s software. The Company has included the present value of the future payments required as a long-term licensing agreement within the accompanying condensed consolidated balance sheets. The present value of the future payments was computed using an effective annual interest rate of 6.25%, and the Licensing Agreement requires the Company to make quarterly principal and interest installment payments of approximately $1.2 million through December 2031.

The present value of the future cash flows upon execution of the agreement was $45.6 million, which included an original discount of $23.2 million. At June 30, 2021, the remaining liability, net of the discount was $37.6 million, with $2.6 million classified as current. At December 31, 2020, the remaining liability, net of the discount was $38.9 million, with $2.5 million classified as current.

The discount was recorded to a contra liability account and is being amortized to interest expense over the term of the agreement using the effective interest method. During the three months ended June 30, 2021 and 2020, the Company recognized $0.6 million in interest expense related to the Licensing Agreement. During the six months ended June 30, 2021 and 2020, the Company recognized $1.2 million and $1.3 million, respectively, in interest expense related to the Licensing Agreement. At June 30, 2021 and December 31, 2020, $14.0 million and $15.2 million, respectively, of the discount was not yet amortized.

16.	REDEEMABLE NON-CONTROLLING INTEREST

On March 12, 2020 (the “Close Date”), the Company closed a Stock Purchase Agreement with a third-party investor (the “Investor”) for purchase by the Investor of Series A Preferred Stock in CCCIS Cayman Holdings Limited (“CCC Cayman”), the parent of the Company’s China operations. On the Close Date, CCC Cayman, a subsidiary of the Company, issued 1,818 shares of Series A Preferred Stock (the “Preferred Shares”) at $7,854 per share to the Investor for net proceeds of $14.2 million. On an as-converted basis, the Preferred Shares represent an aggregate 10.7% initial ownership interest of the issued and outstanding capital stock of CCC Cayman, or 9.1% on a fully-diluted basis if all shares reserved for issuance under the Company’s CCC Cayman employee incentive plan were issued and outstanding.

The Preferred Shares are entitled to non-cumulative dividends at an annual rate of 8.0%, when and if declared.

At the option of the Investor, the Preferred Shares are convertible into Ordinary Shares of CCC Cayman, initially on a one-for-one basis but subject to potential adjustment, as defined by the Stock Purchase Agreement, at any time, or automatically upon the closing of an initial public offering.

The Preferred Shares are redeemable upon an actual or deemed redemption event as defined in the Stock Purchase Agreement or at the option of the Investor beginning on the five-year anniversary of the Close Date, if an actual or deemed redemption event has not yet occurred. The redemption price, as defined by the Stock Purchase Agreement, is equal to the original issue price of the Preferred Shares, plus 10.0% compound interest per annum on the Preferred Share issue price, plus any declared but unpaid dividends on the Preferred Shares.

The Preferred Shares are entitled to distributions upon the occurrence of a sale or liquidation of CCC Cayman representing an amount that is equal to the original issue price of the Preferred Shares, plus 10.0% compound interest per annum on the Preferred Share issue price, plus any declared but unpaid dividends.

The Preferred Shares do not participate in net income or losses.

As of June 30, 2021 and December 31, 2020, the Investor’s ownership in CCC Cayman is classified in mezzanine equity as a redeemable non-controlling interest, because it is redeemable on an event that is not solely in the control of the Company. The Investor’s non-controlling interest is not remeasured to fair value because it is currently not probable that the non-controlling interest will become redeemable. If the Investor’s non-controlling interest becomes probable of being redeemable, the Company will be required to remeasure the non-controlling interest at fair value with changes in the carrying value recognized in additional paid-in capital.

At June 30, 2021 and December 31, 2020, the carrying value of the redeemable non-controlling interest was $14.2 million.

17.	CAPITAL STOCK

Cypress Holdings has the authority to issue 5,000,000 shares for all classes of stock with a par value of $0.001 per share, of which 3,000,000 shares are designated as Class A common stock, 500,000 shares are designated as Class B common stock, and 1,500,000 shares are designated as preferred stock. The shares of the Class A common stock and Class B common stock are identical, except with regard to voting. Each holder of Class A common stock is entitled to a number of votes equal to the number of shares of Class A common stock held by such stockholder. The Class B common stock does not entitle its holder to any voting rights other than the right to designate one director to the board as a class. The common stock is subject to various other rights and restrictions relating to transfers customary for privately held entities. Holders of common stock are entitled to receive any dividends as may be declared from time to time by the board of directors.

As of June 30, 2021, and December 31, 2020, total Class A common stock issued and outstanding was 1,450,978 shares. As of June 30, 2021, and December 31, 2020, total Class B common stock issued and outstanding was 33,178 and 29,785, respectively. As of June 30, 2021, no shares of preferred stock have been issued.

In March 2021, a dividend of $134.5 million was declared and paid to the Company’s Class A and Class B stockholders.

In February 2021, the Company issued 2,595 shares of Class B common stock to an executive and recorded stock-based compensation expense of $8.0 million, equal to the fair value of the Class B common shares at the time of issuance.

In January 2021, the Company issued 325 shares of Class B common stock to a board member for aggregate cash proceeds of $1.0 million, equal to the fair value of the Class B common shares at the time of issuance.

In February 2020, the Company issued 1,000 shares of Class B common stock to an executive and recorded stock-based compensation expense of $1.6 million, equal to the fair value of the Class B common stock at the time of issuance.

18.	EMPLOYEE BENEFIT PLANS

The Company sponsors a tax-qualified defined contribution savings and investment plan, CCC 401(k) Retirement Savings and Investment Plan (the “Savings Plan”). Participation in the Savings Plan is voluntary with substantially all domestic employees eligible to participate. Expenses related to the Savings Plan consist primarily of the Company’s contributions that are based on percentages of employees’ contributions. The defined contribution expense for the three months ended June 30, 2021 and 2020 was $1.5 million and $1.2 million, respectively. The defined contribution expense for the six months ended June 30, 2021 and 2020 was $2.8 million and $2.2 million, respectively.

19.	STOCK INCENTIVE PLANS

General—On April 27, 2017, Cypress Holdings adopted the 2017 Stock Option Plan of Cypress Holdings, Inc. (the “2017 Plan”). The purpose of the 2017 Plan is to enable the Company to attract, retain, and motivate employees and consultants of the Company and its subsidiaries by allowing them to become owners of common stock enabling them to benefit directly from the growth, development, and financial successes of the Company.

Pursuant to the 2017 Plan, the number of shares of Series B common stock that may be subject to stock incentives should not exceed 201,445 shares in the aggregate. At June 30, 2021, the Company has 20,770 shares available for grant under the plan.

Options have time-based vesting or performance-based with a market condition vesting requirements. Options expire on the tenth anniversary of the grant date.

For time-based awards, the Company records stock compensation expense on a straight-line basis over the service-vesting period. Time-based awards generally vest ratably over a five-year period based on continued service. Vesting of the time-based awards can be accelerated in certain circumstances, such as an initial public offering or sale of the Company.

For performance-based awards with a market condition, the Company does not currently recognize stock compensation expense. The awards will vest and the Company will recognize stock compensation expense when all three of the following are probable of occurring:

•	an occurrence of a liquidity event related to the common stock (for example, sale of the Company or an initial public offering),

•	the Company meets its principal equity owners’ return target of at least 2 times their initial investment, and

•	the employee is employed or the consultant is actively engaged by the Company.

Stock Options— During the six months ended June 30, 2021, the Company granted 8,288 stock options, of which 8,088 have time-based vesting and 200 have performance-based with a market condition vesting. The exercise price of all stock options granted during the six months ended June 30, 2021 is equal to the fair value of the underlying shares at the grant date.

The valuation of time-based stock options granted during the six months ended June 30, 2021 was determined using the Black-Scholes option valuation model using the following assumptions:

Expected term (in years)	6.5
Expected volatility	40%
Expected dividend yield	0%
Risk-free interest rate	0.62 - 0.67%
Fair value at valuation date	$1,250

For performance-based awards with a market condition, the market condition is required to be considered when calculating the grant date fair value. ASC Topic 718 requires the Company to select a valuation technique that best fits the circumstances of an award. In order to reflect the substantive characteristics of the performance-based awards with a market condition, a Monte Carlo simulation valuation model was used to calculate the grant date fair value of such stock options. Monte Carlo approaches are a class of computational algorithms that rely on repeated random sampling to compute their results. This approach allows the calculation of the fair value of such stock options based on a large number of possible scenarios. Stock-based compensation expense for the performance-based awards with a market condition is not recognized until the performance condition is probable of occurring. The valuation of the performance-based awards with a market condition granted during the six months ending June 30, 2021 was determined through the Monte Carlo simulation model using the following assumptions:

Expected term (in years)	5.5
Expected volatility	33%
Expected dividend yield	0%
Risk-free interest rate	0.44%
Fair value at valuation date	$298

Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term for its option grants. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options. The Company uses the simplified method to determine its expected term because of its limited history of stock option exercise activity.

Expected Volatility—Since the Company is privately held and does not have any trading history for its common stock, the expected volatility is estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants.

Expected Dividend—Historically, the Company has not paid regular dividends on its common stock and has no plans to pay dividends on common stock on a regular basis. The Company does not have a dividend policy. Therefore, the Company used an expected dividend yield of zero.

Risk-Free Interest Rate—The risk-free interest rate is based on the US Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of awards.

The Company used a pre-vesting forfeiture rate to estimate the number of options that are expected to vest that was based on the Company’s historical turnover rate.

Stock-based compensation expense has been recorded in the accompanying condensed consolidated statements of operations and comprehensive income (loss) as follows for the three and six months ended June 30, 2021 and 2020 (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Cost of revenues	$176	$160	$394	$239
Research and development	700	416	1,275	621
Sales and marketing	735	696	1,289	1,075
General and administrative	1,272	999	12,579	3,526

Total stock-based compensation expense	$2,883	$2,271	$15,537	$5,461

Option activity for the six months ended June 30, 2021, is summarized below:

		Weighted-	Weighted-Average
		Average	Remaining	Aggregate
		Exercise	Contractual Life	Intrinsic Value
	Shares	Price	(in years)	(in thousands)
Options outstanding—December 31, 2020	163,177	1,033	6.9	337,358

Granted	8,288	3,100
Exercised	(479)	971
Forfeited and canceled	(750)	1,542

Options outstanding—June 30, 2021	170,236	1,131	6.6	402,520

Options exercisable—June 30, 2021	57,485	1,036	6.3	141,418

Options vested and expected to vest—June 30, 2021	153,913	1,123	6.6	365,110

The weighted-average grant-date fair value for time-based options granted during the six months ended June 30, 2021 was $1,250. The weighted-average grant-date fair value for performance-based and market-based options granted during the six months ended June 30, 2021 was $298.

During the six months ended June 30, 2021, the Company issued 473 shares of Class B Common Stock upon exercise of 479 stock options. As part of cashless exercises, 6 shares were applied to the exercise price and tax obligations of the option holders.

The aggregate intrinsic value of options exercised during the six months ended June 30, 2021 was $1.0 million.

The fair value of the options vested during the six months ended June 30, 2021 was $8.7 million.

As of June 30, 2021, there was $18.0 million of unrecognized stock compensation expense related to non-vested time-based awards which is expected to be recognized over a weighted-average period of 3.2 years. As of June 30, 2021, there was $17.1 million of unrecognized stock compensation expense related to non-vested performance-based awards with a market condition.

Phantom Stock Plan—During the year ended December 31, 2018, the Company adopted a Phantom Stock Plan, which provides for the issuance of phantom shares of the Company’s Series B common stock (“Phantom Shares”) to eligible employees under the 2017 Plan. Awards under the Phantom Stock Plan are settled in cash and thus accounted for as liability awards. The shares issued under the Phantom Stock Plan reduce the number of shares available for issuance under the 2017 Plan.

Phantom shares vest under the same time-based or performance-based with a market condition as the stock options granted under the 2017 Plan.

No Phantom Shares were granted during the six months ended June 30, 2021. At June 30, 2021, 3,900 phantom shares are outstanding.

The valuation of Phantom Shares is measured based on the fair value per share of our Class B common stock.

During the three months ended June 30, 2021 and 2020, the Company recognized stock-based compensation expense of $0.3 million and $0.1 million, respectively, related to the Phantom Shares. During the six months ended June 30, 2021 and 2020, the Company recognized stock-based compensation expense of $1.1 million and $0.1 million, respectively. At June 30, 2021 and December 31, 2020, the outstanding liability for the outstanding phantom shares is $4.3 million and $3.2 million, respectively, and is classified within other liabilities in the accompanying condensed consolidated balance sheets.

20.	COMMITMENTS

Purchase Obligations—The Company has long-term agreements with suppliers and other parties related to licensing data used in its products and services, outsourced data center, disaster recovery, and software as a service that expire at various dates through 2031.

During February 2021, the Company entered into a purchase agreement with a supplier. The agreement includes minimum purchase commitments of $15.5 million, $7.1 million, and $6.9 million during the twelve-month periods ending February 28, 2022, February 28, 2023, and February 29, 2024, respectively. As of June 30, 2021, there were no other material changes from the amounts disclosed as of December 31, 2020.

Employment Agreements—The Company is a party to employment agreements with key employees that provide for compensation and certain other benefits. These agreements also provide for severance payments and bonus under certain circumstances.

21.	LEGAL PROCEEDINGS AND CONTINGENCIES

In the ordinary course of business, the Company is from time to time, involved in various pending or threatened legal actions. The litigation process is inherently uncertain, and it is possible that the resolution of such matters might have a material adverse effect upon the Company’s condensed consolidated financial condition and/or results of operations. The Company’s management believes, based on current information, matters currently pending or threatened are not expected to have a material adverse effect on the Company’s condensed consolidated financial position or results of operations.

22.	RELATED PARTIES

The Company reimburses its principal equity owners for services and any related travel and out-of-pocket expenses. During the three months ended June 30, 2021, and 2020, the Company had expenses for services, travel and out-of-pocket expenses to its principal equity owners of $50 thousand and $47 thousand, respectively. During the six months ended June 30, 2021 and 2020, the Company had expenses for services, travel and out-of-pocket expenses to its principal equity owners of $0.1 million.

The Company has engaged in transactions within the ordinary course of business with entities affiliated with one of its principal equity owners. The Company incurred expenses for human resource support services of $0.1 million and $0.05 million during the three and six months ended June 30, 2021 and 2020, respectively. The associated payable for the human resource support services was de minimis at June 30, 2021 and December 31, 2020.

Additionally, the Company incurred expenses for employee health insurance benefits of $0.8 million during the three months ended June 30, 2021 and $1.6 million during the six months ended June 30, 2021. At June 30, 2021, the associated payable was $0.2 million. The affiliated entity providing employee health insurance benefits was not a related party prior to January 2021.

The Company recognized revenue from a customer that is affiliated with one of its principal equity owners. The Company recognized revenue of $0.1 million during the three and six months ended June 30, 2021. Revenue recognized during the three and six months ended June 30, 2020 was de minimis. At June 30, 2021 and 2020, the associated receivables were de minimis.

In June 2021, the Company completed a strategic investment in a technology company (the “Investee”) in which the Company invested $10.0 million, plus related fees and expenses, for approximately 7% interest of a limited partnership. The limited partnership is affiliated with one of the Company’s principal equity owners, and indirectly holds an interest in the Investee (see Note 11). The Company reimbursed its principal equity owner $0.2 million for its pro rata portion of related fees and expenses.

In January 2021, the Company issued 325 shares of Class B common stock to a board member for aggregate cash proceeds of $1.0 million.

During the year ended December 31, 2020, the Company entered into a note receivable for $0.7 million with an executive. The outstanding balance was repaid in full during February 2021. Prior to repayment, the note receivable bore interest at 1.58% per annum and required semiannual interest payments through the maturity date in February 2023. At December 31, 2020, the note receivable balance was $0.7 million and was recorded within other assets on the Company’s condensed consolidated balance sheet.

23.	NET INCOME (LOSS) PER SHARE

The Company calculates basic earnings per share by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period. The diluted earnings per share is computed by assuming the exercise, settlement and vesting of all potential dilutive common stock equivalents outstanding for the period using the treasury stock method. We exclude common stock equivalent shares from the calculation if their effect is anti-dilutive. In a period where the Company is in a net loss position, the diluted loss per share is calculated using the basic share count.

The following table sets forth a reconciliation of the numerator and denominator used to compute basic earnings per share of common stock (in thousands, except for share and per share data).

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Numerator
Net income (loss)	$3,816	$(1,961)	$(1,268)	$(27,213)

Denominator
Weighted average shares of common stock - basic	1,484,156	1,480,262	1,483,634	1,479,918
Dilutive effect of stock options	53,611	—	—	—

Weighted average shares of common stock - diluted	1,537,767	1,480,262	1,483,634	1,479,918

Net income (loss) per share:
Basic	$2.57	$(1.32)	$(0.85)	$(18.39)
Diluted	$2.48	$(1.32)	$(0.85)	$(18.39)

No common stock equivalent shares were excluded from the computation of diluted per share amounts for the three months ended June 30, 2021. Common stock equivalent shares of approximately 18,081 were excluded from the computation of diluted per share amounts for the three months ended June 30, 2020, because their effect was anti-dilutive.

Common stock equivalent shares of approximately 53,402 and 17,795 were excluded from the computation of diluted per share amounts for the six months ended June 30, 2021 and 2020, respectively, because their effect was anti-dilutive.

24.	SEGMENT INFORMATION AND INFORMATION ABOUT GEOGRAPHIC AREAS

The Company operates in one operating segment. The chief operating decision maker for the Company is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by type of service and geographic region, for purposes of allocating resources and evaluating financial performance.

Revenues by geographic area presented based upon the location of the customer are as follows (in thousands):

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2021	2020	2021	2020
United States	$165,502	$148,845	$321,487	$306,423
China	1,287	1,871	3,091	3,501

Total revenues	$166,789	$150,716	$324,578	$309,924

Software, equipment and property, net by geographic area are as follows (in thousands):

	June 30,	December 31,
	2021	2020
United States	$108,581	$101,370
China	59	68

Total software, equipment and property-net	$108,640	$101,438

25.	DIVESTITURE

On December 31, 2020 the Company closed an Asset Purchase Agreement (the “APA”) with a third-party buyer (the “Buyer”) to transfer its obligation of providing certain services and related assets and liabilities to the Buyer for total consideration of $3.8 million, including $1.8 million of contingent consideration. The Company received payments of $1.8 million, $0.4 million and $0.7 million from the Buyer in January 2021, April 2021 and August 2021, respectively.

The divestiture did not constitute a discontinued operation or the sale of a business.

The Company recognized a gain on disposition of $3.8 million during the year ended December 31, 2020 within general and administrative expenses in the condensed consolidated statement of operations and comprehensive income (loss).

26.	SUBSEQUENT EVENTS

Business Combination Transaction—On July 30, 2021, the Company consummated the previously announced Merger pursuant to the business combination agreement dated February 2, 2021, as amended, between the Company and Dragoneer.

Upon the closing of the Merger, Dragoneer was renamed “CCC Intelligent Solutions Holdings Inc.” (“New CCC”) and the Company became a wholly owned subsidiary of New CCC.

The Merger will be accounted for as a reverse recapitalization in which Dragoneer is treated as the acquired company. A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity will represent the continuation of the consolidated financial statements of the Company in many respects. The Company will be deemed the accounting predecessor and New CCC will be the successor SEC registrant.

As a result of the Merger, New CCC received aggregate gross proceeds of $806 million from the Dragoneer trust account, funds received for issuance of New CCC common stock pursuant to forward purchase agreements and funds received for issuance of New CCC common stock pursuant to subscription agreements for private investments in public equity.

The Company’s outstanding and authorized shares of common stock were exchanged for shares of New CCC at a ratio of 340.5507-for-1 (the “Exchange”). After the Exchange, the number of New CCC’s issued and outstanding shares of common stock was 505,430,378, all with a par value of $0.0001. The effective date of the Exchange was July 30, 2021. The Exchange affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s common stock, except for adjustments that may result from the treatment of fractional shares as follows: (i) no fractional shares will be issued as a result of the Exchange; and (ii) stockholders who would have been entitled to a fractional share as a result of the Exchange will instead receive a cash payment in an amount equal to the fractional share multiplied by the closing price of our common stock the day before the Exchange became effective.

Dividend—On July 29, 2021, the Board of Directors declared a cash dividend of $90.71 per share of Class A and Class B common stock issued and outstanding as of the close of business on July 29, 2021. The aggregate cash dividend of $134.6 million was paid on August 2, 2021.

Modification of Equity Incentive Awards—To reflect the reduction to the Company’s enterprise value resulting from the cash dividends of $90.71 per share and $90.66 per share, declared on July 29, 2021 and March 17, 2021, respectively, the Company modified the exercise price of its outstanding stock based awards. As part of the modification, the Company paid a cash settlement totaling $9.0 million to certain award holders in lieu of modifying the exercise price.

In connection with the Merger, the Company modified the vesting terms of its performance-based awards with a market condition granted under the 2017 Plan such that the awards would vest upon the closing of the Merger. Accordingly, at the time of closing, the awards vested and were settled. This modification to the performance-based awards with a market condition resulted in additional stock-based compensation expense recognized upon closing at July 30, 2021.

In addition, the Company modified the vesting terms of the phantom shares granted under the 2017 Plan such that the awards would vest upon the closing of the Merger. Accordingly, at the time of closing, the phantom shares vested and were settled. This modification to the phantom shares resulted in additional stock-based compensation expense recognized upon closing at July 30, 2021.

Equity Incentive Plan—Upon completion of the Merger, the Company’s outstanding stock options were assumed by New CCC and settled in cash or became exercisable for shares of New CCC Common Stock under the 2021 Incentive Equity Plan (the “2021 Plan”). The 2021 Plan was adopted by the shareholders of Dragoneer on July 29, 2021. Upon completion of the Merger, the 2017 Plan was cancelled, and no new stock options will be issued.

The purpose of the 2021 Plan is to enable the Company to attract, retain, and motivate employees and consultants of the Company and its subsidiaries by allowing them to become owners of common stock enabling them to benefit directly from the growth, development, and financial successes of the Company.

The 2021 Plan provides the Company with the ability to grant stock-based compensation awards, including without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock or cash-based awards and dividend equivalent awards.

Pursuant to the 2021 Plan, at closing on July 30, 2021, the number of shares of common stock that may be subject to stock incentives should not exceed 147,053,215 shares in the aggregate.

Vesting conditions will be determined by the plan administrator and may apply to each award and may include continued service, performance and/or other conditions.

Long-Term Debt—On July 30, 2021, using proceeds from the Merger, the Company made a prepayment of $525.0 million on its First Lien Term Loan. After prepayment, the First Lien Term Loan’s outstanding balance was $804.2 million.

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